Exhibit 99.1

Frozen Food Express Announces Additional Cost Reduction Actions

Dry-Freight Streamlining Initiatives Ahead of Schedule

DALLAS, Nov. 2, 2011 – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today cost savings initiatives that involve a reduction in non-driver staff levels.  To better align the Company’s back office cost structure with the previously announced reduction of dry-freight revenue equipment, non-driver staffing levels will be reduced by approximately 12%.  In connection with these actions, which are expected to be completed by year-end, the Company expects to incur a cash compensation charge of approximately $0.4 million during the fourth quarter of 2011, and realize annualized cost savings of approximately $5.0 million.

The Company also announced that the progress on the sale of certain assets related to its dry-freight operations were ahead of plan.  Per the previously announced agreement with Celadon Trucking Services, Inc., sales to various vendors, and replacement of 240 of its oldest tractors for new equipment, the Company expects to receive approximately $21.9 million in free cash flow, net of related expenditures, during the fourth quarter of 2011 and January of 2012. The $21.9 million in proceeds will be utilized, as received through January of 2012, to reduce bank debt.  Additionally, the Company will incur future lease obligations for the 240 replacement tractors of approximately $20.2 million during the fourth quarter.

Russell Stubbs, President and CEO of the Company stated, “We would like to thank those affected for their past efforts.  The reduction, although regrettable, had to be made at this time as the sale of equipment was conducted much quicker than we expected.  These actions will create a leaner company with improved liquidity and a greater ability to achieve profitability in the future.”

About Frozen Food Express Industries, Inc.

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload as well as dry-freight truckload. The Company also provides brokerage/logistics and dedicated services to our customers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts:     Frozen Food Express Industries, Inc.
                      Russell Stubbs, President and CEO
                      John Hickerson, EVP and COO
                      John McManama, Senior VP and CFO
                      (214) 630-8090
                      ir@ffex.com